UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


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                                    FORM 8-K

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                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported): May 1, 2002


                            PRIME GROUP REALTY TRUST
             (Exact name of registrant as specified in its charter)


MARYLAND_______________________________1-13589_________________36-4173047_____
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(State or other jurisdiction of    (Commission File        (I.R.S. Employer
         incorporation)                Number)            Identification No.)


77 West Wacker Drive, Suite 3900, Chicago, Illinois______________60601________
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      (Address of principal executive offices)                 (Zip Code)


        Registrant's telephone number, including area code: (312)917-1300

                                 NOT APPLICABLE
         (Former name or former address, if changed since last report.)



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ITEM 5. OTHER EVENTS.

Prime Group Realty Trust (NYSE: PGE; the "Company") agreed to sell nine suburban office properties to an affiliate of Blackstone Real Estate Advisors, L.P. ("Blackstone") for $133.3 million, including the assumption of approximately $113 million of debt related to the properties. The Company intends to utilize the net proceeds of approximately $19 million from the sale to fund capital and operating needs of the Company. The Company will realize a GAAP loss of approximately $36 million. The properties contain approximately 1.4 million net rentable square feet and are located principally in the west and northwest suburbs of Chicago.

Blackstone has completed its due diligence review of the properties and deposited a $10.0 million letter of credit in escrow as earnest money. The closing of the sale is subject to the Company obtaining lender consents to property loan assumptions by Blackstone and certain loan modifications, tenant estoppel certificates and the satisfaction of other customary conditions. The closing of the transaction is expected in mid-June.

The Company can give no assurance that it will be able to complete this transaction upon the terms set forth above, or that if it is completed, that it will be completed on the terms set forth above or on any other terms that are favorable to the Company.

On May 1, 2002, the Company issued a Press Release announcing the matters described above. A copy of the Press Release, which is hereby incorporated into this filing in its entirety, is attached to this Form 8-K as Exhibit No. 99.1.



(b)   Exhibits:

         Exhibit
           No.          Description
           ---          -----------

          99.1          Press Release dated May 1, 2002.



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                                          SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  May 2, 2002                  PRIME GROUP REALTY TRUST

                                    By:    /s/ Louis G. Conforti

                                    Name:  Louis G. Conforti
                                           Co-President and
                                           Chief Financial Officer